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                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                                ELTRAX SYSTEMS, INC.,

                              DATACOMM ACQUIRING CORP.,

                               MIDWEST ACQUIRING CORP.,

                              DATACOMM ASSOCIATES, INC.,

                          MIDWEST TELECOM ASSOCIATES, INC.,

                                     JOHN M. GOOD

                                         AND

                                  HAROLD A. MADISON




                                   OCTOBER 31, 1997






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                                  TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----

ARTICLE 1.   THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1. The Mergers.. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2. Surviving Corporations. . . . . . . . . . . . . . . . . . . . . .  1
    1.3. Merger Consideration. . . . . . . . . . . . . . . . . . . . . . .  2
    1.4. Conversion of Shares. . . . . . . . . . . . . . . . . . . . . . .  2
    1.5. Closing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.6. Articles of Incorporation.. . . . . . . . . . . . . . . . . . . .  3
    1.7. Code of Regulations.. . . . . . . . . . . . . . . . . . . . . . .  3
    1.8. Directors and Officers. . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF DATACOMM, MIDWEST AND THE
    SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

    2.1. Corporate Organization. . . . . . . . . . . . . . . . . . . . . .  4
    2.2. Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . .  4
    2.3. Authorization.. . . . . . . . . . . . . . . . . . . . . . . . . .  4
    2.4. Non-Contravention.. . . . . . . . . . . . . . . . . . . . . . . .  5
    2.5. Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  5
    2.6. Accounts Receivable.. . . . . . . . . . . . . . . . . . . . . . .  5
    2.7. Liabilities.. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    2.8. Investigations; Litigation. . . . . . . . . . . . . . . . . . . .  6
    2.9. Absence of Certain Changes. . . . . . . . . . . . . . . . . . . .  6
    2.10. Title to Property; Condition.. . . . . . . . . . . . . . . . . .  6
    2.11. Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    2.12. Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    2.13. Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . .  7
    2.14. Contracts and Commitments; No Default. . . . . . . . . . . . . .  7
    2.15. Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  7
    2.16. Intellectual Property Rights.. . . . . . . . . . . . . . . . . .  8
    2.17. Hazardous Substances and Hazardous Wastes. . . . . . . . . . . .  8
    2.18. Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.19. Shareholders' Representations. . . . . . . . . . . . . . . . . .  9
    2.20. Accuracy of Information. . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . . . . . . 10

    3.1. Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    3.2. Authority and Validity of Agreement.. . . . . . . . . . . . . . . 11
    3.3. Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . 11
    3.4. Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . 11
    3.5. Non-Contravention.. . . . . . . . . . . . . . . . . . . . . . . . 11
    3.6. Broker's. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    3.7. Accuracy of Information.. . . . . . . . . . . . . . . . . . . . . 12

ARTICLE 4.  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 12

    4.1. Agreements as to Specified Matters. . . . . . . . . . . . . . . . 12
    4.2. Confidentiality.. . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.3. Further Assurances; Cooperation; Notification.. . . . . . . . . . 13
    4.4. Registration Rights.. . . . . . . . . . . . . . . . . . . . . . . 13

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    4.5. Fee to Laux & Co. . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE 5.  CONDITIONS TO OBLIGATION OF PARENT AND ACQUIRING SUB . . . . . 13

ARTICLE 6.  CONDITIONS TO THE  OBLIGATION OF DATACOMM, MIDWEST AND
    SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE 7.  TERMINATION AND ABANDONMENT. . . . . . . . . . . . . . . . . . 14

    7.1. Methods of Termination. . . . . . . . . . . . . . . . . . . . . . 14
    7.2. Procedure Upon Termination. . . . . . . . . . . . . . . . . . . . 14

ARTICLE 8.  SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . 15

    8.1. Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    8.2. Indemnification by Parent.. . . . . . . . . . . . . . . . . . . . 15
    8.3. Indemnification by Shareholders.. . . . . . . . . . . . . . . . . 15
    8.4. Limitation on Indemnification.. . . . . . . . . . . . . . . . . . 15
    8.5. Indemnification De Minimis Threshold. . . . . . . . . . . . . . . 15
    8.6. Claims for Indemnification. . . . . . . . . . . . . . . . . . . . 16
    8.7. Shareholder Payment of Indemnification Claims of Parent.. . . . . 17

ARTICLE 9.  MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . 17

    9.1. Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    9.2. Amendment and Modification. . . . . . . . . . . . . . . . . . . . 17
    9.3. Waiver of Compliance; Consents. . . . . . . . . . . . . . . . . . 17
    9.4. No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . 17
    9.5. Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    9.6. Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    9.7. Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . . . 19
    9.8. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    9.9. Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    9.10. Entire Agreement.. . . . . . . . . . . . . . . . . . . . . . . . 19
    9.11. Injunctive Relief. . . . . . . . . . . . . . . . . . . . . . . . 19
    9.12. Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    9.13. Attorneys Fees.. . . . . . . . . . . . . . . . . . . . . . . . . 20
    9.14. Knowledge of the Companies and Shareholders. . . . . . . . . . . 20
    9.15  Venue Jurisdiction.. . . . . . . . . . . . . . . . . . . . . . . 20

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                         AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of October 31, 1997 (the "Agreement"), is by and among ELTRAX SYSTEMS, INC., a Minnesota corporation (the "Parent"), DATACOMM ACQUIRING CORP., an Ohio corporation and a wholly owned subsidiary of Parent ("DataComm Acquiring Sub"), MIDWEST ACQUIRING CORP., an Ohio corporation and a wholly owned subsidiary of Parent ("Midwest Acquiring Sub") (DataComm Acquiring Sub and Midwest Acquiring Sub together being the "Acquiring Subs"), DATACOMM ASSOCIATES, INC., an Ohio corporation ("DataComm"), MIDWEST TELECOM ASSOCIATES, INC., an Ohio corporation ("Midwest") (DataComm and Midwest together being the "Companies"), John M. Good, the shareholder of DataComm and a shareholder of Midwest ("Good") and Harold A. Madison, a shareholder of Midwest ("Madison") (Good and Madison together being the "Shareholders").

                                   RECITALS

    A. The Boards of Directors of Parent, DataComm Acquiring Sub and DataComm each have approved the merger of DataComm Acquiring Sub with and into DataComm, upon the terms and subject to the conditions set forth herein (the "DataComm Merger") and deem it advisable and in the best interests of their respective shareholders that the foregoing merger be consummated;

    B. The Boards of Directors of Parent, Midwest Acquiring Sub and Midwest each have approved the merger of Midwest Acquiring Sub with and into Midwest, upon the terms and subject to the conditions set forth herein (the "Midwest Merger") and deem it advisable and in the best interests of their respective shareholders that the foregoing merger be consummated; and

    C. For federal income tax purposes, it is intended that the DataComm Merger and the Midwest Merger (together the "Mergers") will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                  ARTICLE 1.
                                  THE MERGER

    1.1.      THE MERGERS.

    Simultaneously with the Closing (defined below), the parties hereto will effect the Mergers by filing the required number of originals of the respective Certificates of Merger in the form of Exhibits 1.1A and 1.1B, respectively. The Mergers will become effective at the time specified in the respective Certificates of Merger (the "Effective Time").

    1.2.      SURVIVING CORPORATIONS.

    At the Effective Time, DataComm Acquiring Sub will be merged with and into DataComm and the Midwest Acquiring Sub will be merged with and into Midwest, in accordance with the applicable provisions of the Ohio Business Corporation Act (the "OBCA"), whereupon the separate existence of each of the Acquiring Subs will cease and DataComm and Midwest, respectively, will continue as the surviving corporations (the "Surviving Corporations"). The identity, existence, rights, privileges, powers, franchises, properties and assets of DataComm and Midwest, respectively, shall continue unaffected and unimpaired by the Merger, and all of the rights, privileges, powers, franchises, properties, and assets of the respective Acquiring Subs shall be vested in the respective Surviving Corporations.

    1.3. MERGER CONSIDERATION.

    The aggregate consideration payable to the Shareholders will be Five Hundred Thousand (500,000) shares of Parent common stock, par value $.01 per share (the "Parent Common Stock").

    1.4. CONVERSION OF SHARES.

    At the Effective Time:

         (a) Each share of DataComm Common Stock outstanding immediately prior thereto will, by virtue of the DataComm Merger and without any action on the part of the holder thereof, be converted into the right to receive Nine Hundred and Seventy-Six (976) shares of Parent Common Stock, adjusted to the nearest whole number, as set forth below:

            Shareholder         DataComm    Merger Consideration
            -----------         Common      --------------------
                                Stock
                                --------
            John M. Good        500         488,000 shares of
                                            Parent Common Stock


         (b) Each share of common stock of DataComm Acquiring Sub, no par value, issued and outstanding immediately prior thereto will, by virtue of the DataComm Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of DataComm, no par value.

         (c) Each share of Midwest Common Stock outstanding immediately prior thereto will, by virtue of the Midwest Merger and without any action on the part of the holder thereof, be converted into the right to receive, one hundred twenty (120) shares of Parent Common Stock, adjusted to the nearest whole number, as set forth below:

            Shareholder         Midwest     Merger Consideration
            -----------         Common      --------------------
                                Stock
                                --------

            John M. Good        75          9,000 shares of Parent Common Stock

            Harold A. Madison   25          3,000 shares of Parent Common Stock

         (d) Each share of common stock of Midwest Acquiring Sub, no par value, issued and outstanding immediately prior thereto will, by virtue of the Midwest Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of Midwest, no par value.

         (e) The Shareholders will cease to have any rights as Shareholders of the Companies except such rights, if any, as they may have pursuant to the OBCA.

    1.5. CLOSING.

    The closing of the Merger (the "Closing") will be held on or prior to October 31, 1997, as determined by Parent or on such later date as Parent may decide (the "Closing Date"), but no later than November 30, 1997 (the
"Termination Date").    The Closing will be held at the offices of the
Companies, 30701 Lorian Rd., North Olmsted, Ohio 44070, or such other location as determined by the Parent.

    1.6. ARTICLES OF INCORPORATION.

    The Articles of incorporation of DataComm and Midwest, respectively, as in effect immediately prior to the Effective Time will be the articles of incorporation of the respective Surviving Corporations until further amended in accordance with applicable law.

    1.7. CODE OF REGULATIONS.

    The code of regulations of DataComm and Midwest, respectively, as in effect immediately prior to the Effective Time will be the code of regulations of the respective Surviving Corporations until amended or repealed in accordance with the articles of incorporation of the respective Surviving Corporation and applicable law.

    1.8. DIRECTORS AND OFFICERS.

    Immediately after the Effective Time of the Mergers, the directors and officers of the respective Surviving Corporations will be as set forth below, and will serve in such capacities until their respective successors are duly elected and qualified:

                             DATACOMM

                   DIRECTORS             OFFICERS
                   ---------             --------
              Clunet R. Lewis     John M. Good - President
                                  Clunet R. Lewis - Secretary
                                  Nicholas J. Pyett -  Treasurer

                             MIDWEST

                   DIRECTORS             OFFICERS
                   ---------             --------
              Clunet R. Lewis     John M. Good - President
                                  Clunet R. Lewis - Secretary
                                  Nicholas J. Pyett -  Treasurer

                                  ARTICLE 2.
                        REPRESENTATIONS AND WARRANTIES
                  OF DATACOMM, MIDWEST AND THE SHAREHOLDERS

    Except as expressly set forth herein, DataComm, Midwest and each of the Shareholders, jointly and severally, represent and warrant to Parent and to Acquiring Subs that the following statements are true, complete and correct as of the date hereof and shall be true, complete and correct as of the Closing Date; provided, however, that the representations and warranties of Madison shall be limited to those matters concerning Midwest only:

    2.1. CORPORATE ORGANIZATION.

    Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of Ohio, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Each of the Companies has heretofore delivered to Parent complete and correct copies of its articles of incorporation and code of regulations, as presently in effect. In addition, each of the Companies has delivered to Parent a good standing certificate from the state of Ohio bearing a date within thirty (30) days of the date of this Agreement. Except as set forth on Schedule 2.1, each of the Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, have a material adverse effect on the business of each of the Companies taken as a whole. Neither of the Companies own or control any interest in any corporation, partnership, joint venture or other business association or entity.

    2.2. CAPITALIZATION.

    The authorized capital stock of DataComm consists of one thousand (1,000) shares of common stock, no par value, of which 500 will be issued and outstanding on or prior to the Closing. The authorized capital stock of Midwest consists of seven hundred fifty (750) shares of common stock, no par value, of which 100 will be issued and outstanding on or prior to the Closing. All issued and outstanding shares of capital stock of each of the Companies are (or will be) duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of, any preemptive rights. There are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock or other equity securities of either of the Companies or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights. There are no contracts, commitments, understandings, arrangements or restrictions by which either of the Companies or any of the Shareholders are bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of either of the Companies or any securities convertible into or exchangeable for such shares, securities or rights.

    2.3. AUTHORIZATION.

    The Shareholders and the Board of Directors of each of the Companies have taken all action required by law, the articles of incorporation and code of regulations of each of the Companies and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions described herein (the "Transactions"). No other consent or approval from any party is necessary to validly complete the Transactions, other than as may be required under the OBCA. This Agreement has been duly and validly executed and delivered by the Shareholders, DataComm and

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Midwest, and is the valid and binding legal obligation of the Shareholders,
DataComm and Midwest, enforceable against each of them in accordance with its terms, subject to the affect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally (the "Enforceability Exceptions"), or the availability of specific performance, injunctive relief and other equitable remedies and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

    2.4. NON-CONTRAVENTION.

    Except as set forth on Schedule 2.4, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions will:
(i) violate or be in conflict with any provision of the articles of incorporation or code of regulations of either of the Companies; (ii) require that written consent first be obtained from any third party (other than as required by the OBCA); (iii) or to the knowledge of the Companies and the Shareholders, constitute a default under, any instrument, agreement or obligation to which either of the Companies is a party.

    2.5. FINANCIAL STATEMENTS.

    DataComm has furnished to Parent the unaudited balance sheet and statement of earnings for DataComm as of and for the fiscal years ended October 31, 1995 and October 31, 1996 and the unaudited balance sheet and statement of earnings for the eleven (11) month period ended September 30, 1997 (the "DataComm Latest Balance Sheet" and collectively, the "DataComm Financial Statements"). Midwest has furnished to Parent the unaudited balance sheet and statement of earnings for Midwest as of and for the fiscal years ended July 31, 1996 and July 31, 1997 and the unaudited balance sheet and statement of earnings for the two (2) month period ended September 30, 1997 (the "Midwest Latest Balance Sheet" and collectively, the "Midwest Financial Statements"). Except as set forth on
Schedule 2.5, the DataComm Financial Statements and the Midwest Financial Statements each: (i) are in accordance with generally accepted accounting principles, subject to year end adjustments consistent with past practices; (ii) fairly present the financial position and the results of operations of DataComm and Midwest, respectively; and (iii) accurately state the various account balances.

    2.6. ACCOUNTS RECEIVABLE.

    Except as set forth on Schedule 2.6: (i) the accounts receivable which are reflected in the DataComm and Midwest Latest Balance Sheets or which arose subsequent thereto were validly obtained in the ordinary course of business of DataComm and Midwest, respectively; and (ii) except to the extent of applicable reserves shown in such balance sheets, to the knowledge of the Companies and the Shareholders, all of the receivables owing to each of the Companies constitute valid and enforceable claims arising from bona fide arms-length transactions, and neither of the Companies has received any written or oral claims, defenses or refusals to pay, or granted any rights of set-off with respect to any receivables.

    2.7. LIABILITIES.

    Except as set forth on Schedule 2.7, neither of the Companies has any material liability or obligation of any nature, whether asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, that is not reflected or reserved against on either the DataComm Latest Balance Sheet, or the Midwest Latest Balance Sheet, except those that may have been incurred after September 30, 1997 in the ordinary course of business and consistent with past practices, exclusive of the bonus in the amount of $277,000 paid to John M. Good.

    2.8. INVESTIGATIONS; LITIGATION.

    Except as described on Schedule 2.8, there are no claims or actions by anyone against or affecting the Companies that are pending or, to the knowledge of the Companies or any of the Shareholders, have been threatened. To the knowledge of the Companies or any of the Shareholders, there is no basis for any such claim or action.

    2.9. ABSENCE OF CERTAIN CHANGES.

    Except as set forth on Schedule 2.9, since September 30, 1997, neither of the Companies has suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action which could reasonably be expected to have a material adverse effect on the business of such company.

    2.10.     TITLE TO PROPERTY; CONDITION.

    Except as set forth on Schedule 2.10:

         (a) DataComm has good and marketable title in and to all of the assets reflected in the DataComm Latest Balance Sheet and all assets purchased or otherwise acquired since September 30, 1997 (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business), subject to no lien of any kind or nature;

         (b) Midwest has good and marketable title in and to all of the assets reflected in the Midwest Latest Balance Sheet and all assets purchased or otherwise acquired since September 30, 1997 (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business), subject to no lien of any kind or nature;

         (c)  The Companies own no real property;

         (d) All inventory of the Companies consists of a quality and quantity usable and salable in the ordinary course of business.

    2.11.     TAX RETURNS.

    To the knowledge of the Companies and the Shareholders, proper and accurate amounts have been and will be withheld by the Companies from their respective employees and properly deposited in appropriate accounts, for all periods up to and through the Closing Date in full and complete compliance with the tax withholding, deposit and payment provisions of applicable federal, state and local laws. Each of the Companies has filed all federal, state and local, as well as other returns and reports that were required to be filed for all periods for which returns were due up to and through the Closing Date, and each of the Companies has made payments of all governmental taxes, levies, duties, license and registration fees, charges or withholdings of any nature whatsoever ("Taxes") shown to be due and payable in respect of such returns and reports. To the knowledge of the Companies and the Shareholders, all such returns are true, correct and complete in all material respects and no penalties or interest will be asserted by any taxing authority arising out of a late payment of Taxes. Except as disclosed on
Schedule 2.11, neither of the Companies owes any deficiency for any Taxes, and no tax returns are presently under audit or examination by any federal, state or local tax authority, and neither the Companies nor the Shareholders have received notice of any adjustments proposed or asserted by the Internal Revenue Service or any other agency in respect of any liability for Taxes arising out of or relating to such returns.

    2.12.     INSURANCE.

    Schedule 2.12 contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers liability, business interruption and other forms of insurance owned or held by the Companies, specifying the insurer, the policy number, the term of the coverage and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All premiums that are due as of the date hereof and as of the Closing Date with respect thereto have been paid and no notice has been received by either the Companies or the Shareholders that the present policies are not in full force and effect. Neither of the Companies nor John
M. Good has been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years, except as described under Schedule 2.12.

    2.13.     BENEFIT PLANS.

    Except as disclosed on Schedule 2.13, neither of the Companies maintains, nor is party to, bound by or a contributor to, or required to contribute to,
(a) any employee pension benefit plans whether or not qualified under Section 401(a) of the Code, (b) any employee welfare benefit plans, or (c) any other compensation, fringe or welfare plan or program, policy, understanding or arrangement providing plan benefits or welfare, with respect to its employees or employees of others (collectively, the "Employee Plans"). As used in this Section, the terms "employee pension benefit plan" and "employee welfare benefit plan" will have the respective meanings assigned to such terms in
Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Employee Plan described on Schedule 2.13, to the knowledge of the Companies and the Shareholders, meets all applicable requirements of ERISA, and has been operated and administered in accordance with the Code, ERISA and the plan document. To the knowledge of the Companies and the Shareholders, all required government filings and disclosures have been timely and fully made, are true, correct and complete in all material respects, and no prohibited transaction or other act or omission which could result in the imposition of an excise tax has occurred.

    2.14.     CONTRACTS AND COMMITMENTS; NO DEFAULT.

    Schedule 2.14 sets forth a complete and accurate list of all written agreements or other binding commitments or proposals involving the provision of goods or services to or by DataComm or Midwest involving an aggregate sale price or consideration of more than $25,000, or which are not terminable without penalty at the option of DataComm or Midwest upon no more than 30 days' notice (the "Contracts"). The aggregate amount of the liabilities or obligations of DataComm, Midwest or the other parties under written agreements or other binding commitments or proposals not listed on Schedule
2.14 does not exceed $100,000. The Companies have made available to Parent true and accurate copies of the Contracts. To the knowledge of the Companies and the Shareholders, the Contracts are valid, binding and in full force and effect, and are enforceable in accordance with their respective terms (subject to the Enforceability Exceptions). Neither of the Companies is in default under any of the Contracts, nor has any notice of default been received by either of the Companies. To the knowledge of the Companies and the Shareholders, all other parties to the Contracts have performed or are performing all material obligations required to be performed by them and are not in default thereunder.

    2.15.     LABOR MATTERS.

    Schedule 2.15 sets forth a list of all employees of the Companies and includes their position, current salary, and 1997 wage information for each person. Except as set forth on Schedule 2.15 and except as are not material to the business of either of the Companies: (i) to the knowledge of the Companies and the Shareholders, each of the Companies is and has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against either of the Companies or any of the Shareholders pending or, to the knowledge of each of the Companies and the Shareholders, threatened before the National Labor Relations Board or any other comparable government authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of each of the Companies and the Shareholders, threatened against or directly affecting either of the Companies; (iv) no collective bargaining agreement is binding and in force against either of the Companies or is currently being negotiated by either of the Companies or the Shareholders;
(v) neither of the Companies is delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any pension plan, welfare plan or compensation plan; and (vi) there has not been, within one year of the date hereof, any written or verbal communication to John M. Good, by any current officer or key employee of either of the Companies, expressing a desire to terminate such person's employment, other than DataComm's Cleveland branch manager who several months ago advised John M. Good that he had been offered a position with a customer, which position such employee subsequently turned down to remain with DataComm.

    2.16.     INTELLECTUAL PROPERTY RIGHTS.

    Except as disclosed on Schedule 2.16, neither of the Companies owns or uses any patents, trade names, service names, trademarks, service marks, copyrights, or any other intellectual or intangible property or applications therefor nor has conducted business under any corporate, trade or fictitious name other than its current corporate name. There are no pending or, to the knowledge of the Companies and the Shareholders, threatened claims of infringement upon the rights to any intellectual or intangible property of others or, except as set forth on Schedule 2.16, any agreements or undertakings with respect to any such rights.

    2.17.     HAZARDOUS SUBSTANCES AND HAZARDOUS WASTES.

    Except as set forth on Schedule 2.17:

         (a) To the knowledge of the Companies and the Shareholders, there is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties now or ever owned or leased by or to either of the Companies (the "Properties"). There has not been generated by or on behalf of either of the Companies any Hazardous Material, other than in compliance with applicable law. No Hazardous Material has been disposed of or allowed to be disposed of on or off any of the Properties during the period that either of the Companies owned or leased the property which may, to the knowledge of the Companies and the Shareholders, give rise to a clean-up responsibility, personal injury liability or property damage claim against either of the Companies or either being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against either of the Companies. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is or becomes regulated by any Authority in any jurisdiction in which any of the Properties is located. The term "Hazardous Material" includes without limitation any material or substance which is (i) defined as a "hazardous waste" or a

    "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         (b) To the knowledge of the Companies and the Shareholders, none of the Properties is (or with respect to previously owned Properties was at the time of disposition) in violation of any law (or with respect to previously owned Properties laws in effect at the time of disposition) relating to the environmental conditions on, under or about such Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures. During the period that the Companies owned or leased the Properties, to the knowledge of the Companies and the Shareholders, neither of the Companies nor any third party used, generated, manufactured or stored on, under or about such Properties or transported to or from such Properties any Hazardous Materials except in compliance with applicable law, and there has been no litigation brought or to the knowledge of the Companies and the Shareholders threatened against either of the Companies or any settlements reached by either of the Companies with any third party or third parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such Properties.

    2.18.     BROKERS.

    Except for the engagement of and fee owing to Laux & Co., neither the Shareholders nor either of the Companies or any of their respective directors, officers or employees has employed any other broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to either of the Companies or any of the Shareholders for any such fee or commission to be claimed by any person or entity.

    2.19.     SHAREHOLDERS' REPRESENTATIONS.

    In addition to the foregoing representations of each of the Shareholders, each of the Shareholders individually represents and warrants to Parent as follows:

         (a) The Shareholders are acquiring the shares of Parent's Common Stock pursuant to the Mergers for such Shareholders' sole account (and such Shareholders will be the sole beneficial owners thereof) for the purpose of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended and the rules and regulations thereunder (the "Securities Act"), nor with any present intention of distribution or selling such shares of Parent Common Stock in connection with any such distribution, and such Shareholders understand that such shares have not been registered under the Securities Act or any applicable state securities law and therefore cannot be resold unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from registration is available.

         (b) There are available over the Internet various public filings made by the Parent with the Securities and Exchange Commission pursuant to its EDGAR filing requirements (the "Eltrax Reports"). The Shareholders have had access to, and have had sufficient time to review and consider, such Eltrax Reports. The Shareholders have been afforded an opportunity to ask questions of and receive answers from representatives of Parent concerning the terms and conditions of the Transactions and to obtain any additional information as such Shareholders have requested in writing to verify the accuracy of the Eltrax Reports and copies of any exhibits identified in such documents that such Shareholders have requested.

         (c) The Shareholders have accurately, truthfully and completely executed the Investor Questionnaire, in the form of Exhibit 2.19.

         (d) The Shareholders have consented to the following legend on the certificate or certificates for shares of Parent Common Stock to be issued to each such Shareholder in connection with the Mergers:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT WITH RESPECT TO SUCH TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF SUCH LAWS OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.

    2.20.     ACCURACY OF INFORMATION.

    Neither this Agreement, the Exhibits and Schedules hereto, the Financial Statements, nor any other document delivered in connection herewith and expressly referred to herein, to the knowledge of the Companies and the Shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 2, THE PARENT AND THE ACQUIRING SUBS ACKNOWLEDGE THAT THE SHAREHOLDERS AND THE COMPANIES HAVE MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE COMPANIES OR THEIR BUSINESS OR OPERATIONS. THE PARENT AND THE ACQUIRING SUBS ACKNOWLEDGE THAT THEY HAVE BEEN AFFORDED A SUFFICIENT OPPORTUNITY TO PERFORM DUE DILIGENCE REGARDING THE COMPANIES AND THEIR FINANCIAL CONDITION AND BUSINESS OPERATIONS AND HAVE BEEN PROVIDED WITH SUCH INFORMATION AND DOCUMENTATION, INCLUDING BUT NOT LIMITED TO, THAT CERTAIN OFFERING MEMORANDUM PREPARED BY LAUX & CO, AS THEY HAVE DEEMED NECESSARY FOR THE PURPOSE OF EVALUATING THE COMPANIES AND THEIR FINANCIAL CONDITION AND OPERATIONS.


                                      ARTICLE 3.
                            REPRESENTATIONS AND WARRANTIES
                                      OF PARENT


    The Parent represents and warrants to the Shareholders that the following statements are true, complete and correct as of the date hereof and shall be true, complete and correct as of the Closing Date:

    3.1. ORGANIZATION.

    Each of Parent and the Acquiring Subs is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Acquiring Subs are recently-formed Ohio corporations that have not conducted, and will not conduct prior to the Closing, any activities other than those incident to its formation and in connection with the consummation of the Mergers. Each of Parent and Acquiring Subs is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could have a material adverse effect on the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole.

    3.2. AUTHORITY AND VALIDITY OF AGREEMENT.

    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Acquiring Subs and by Parent as the sole shareholder of Acquiring Subs, and no other corporate proceedings on the part of Parent or either of the Acquiring Subs are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Parent and Acquiring Subs and constitutes valid and binding obligations of Parent and each of the Acquiring Subs, enforceable against each of them in accordance with their terms, subject to the Enforceability Exceptions.

    3.3. CONSENTS AND APPROVALS.

    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, except for any applicable requirements of the Securities Act and state securities laws, and the filing and recordation of appropriate merger documents as required by the OBCA, require any filing with or permit, consent or approval of any authority.

    3.4. CAPITALIZATION.

    The authorized capital stock of the Parent consists of 50,000,000 shares of Parent common stock and 970,000 shares of undesignated preferred stock, of which there were 9,474,875 shares of Parent common stock issued and outstanding as of September 30, 1997. All shares of Parent Common Stock to be issued and delivered in the Mergers will be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights.

    3.5. NON-CONTRAVENTION.

    Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or code of regulations of the Parent or either of the Acquiring Subs; or (ii) to the knowledge of Parent constitute a default under, any instrument or other agreement or obligation to which the Parent or either of the Acquiring Subs is a party.

    3.6. BROKER'S

    The Parent has employed no broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the Transactions, nor is there any basis known to the Parent for any such fee or commission to be claimed by any person or entity, except that the Companies have engaged Laux & Co. as their financial advisors, for which they will be paid a fee pursuant to Section 4.5.

    3.7. ACCURACY OF INFORMATION.

    Neither this Agreement, the Exhibits and Schedules hereto, nor any other document delivered in connection herewith and expressly referred to herein, to the knowledge of Parent, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. Except as disclosed on Schedule 3.7, Parent has no knowledge of any information which if made public, would materially impact the trading price of the Parent's common stock. EXCEPT AS SET FORTH HEREIN, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED.


                                       ARTICLE 4.
                                       COVENANTS


    4.1. AGREEMENTS AS TO SPECIFIED MATTERS.

    Except as agreed to in writing by Parent, from the date hereof until the Closing Date, the Companies will operate their respective businesses only in
the ordinary course consistent with past practice.   The Companies will use
and the Shareholders will cause them to use their best efforts to preserve intact their business organizations, existing business relationships, goodwill and going concern value. The Shareholders and Parent shall cooperate jointly with respect to the delivery of notices regarding the Transactions to vendors, suppliers, customers and other third parties who have relationships with the Companies.

    4.2. CONFIDENTIALITY.

    The parties hereto will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of law, unless the disclosing party first obtains the prior written consent of the other parties hereto. The parties hereto also will promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. This Section 4.2 survives Closing and any termination of this Agreement.

    4.3. FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

         (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement, including, but not limited to, any securities filings.

         (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and Article 6 hereof.

    4.4. REGISTRATION RIGHTS.

    Parent agrees to provide the Shareholders with the registration rights with respect to Parent Common Stock they receive as a result of the Mergers, as set forth on Exhibit 4.4 hereto.

    4.5  FEE TO LAUX & CO.

    At the Closing of the Transactions, Parent will pay a fee to Laux & Co., in the amount of One Hundred Sixty Thousand Dollars ($160,000), in full satisfaction of the claim of Laux & Co. for compensation for its financial advisory services to the Companies.

                                      ARTICLE 5.
                 CONDITIONS TO OBLIGATION OF PARENT AND ACQUIRING SUB

    The following are conditions to the obligations of the Parent and Acquiring Subs to close the Transactions:

         (a) The continued accuracy of the representations and warranties of the Companies and the Shareholders contained in this Agreement;

         (b) The full performance in all material respects of all obligations of each of the Companies and the Shareholders contained in this Agreement;

         (c) Parent's receipt of the opinion of Berick, Pearlman & Mills, counsel for the Companies, dated on the Closing Date, in the form reasonably agreed to by counsel for Parent;

         (d) Parent's receipt of the employment and non-competition agreement of Good, in a form reasonably agreed to by and between the Parent and Good; and

         (e) The absence of any injunction, court decree or similar ruling which prohibits the consummation of the Transactions.

                                      ARTICLE 6.
          CONDITIONS TO THE OBLIGATION OF DATACOMM, MIDWEST AND SHAREHOLDERS

    The following are conditions to the obligations of the Companies and the Shareholders to close the Transactions:

         (a) The continued accuracy of the representations and warranties of Parent contained in this Agreement;

         (b) The full performance in all material respects of all obligations of the Parent contained in this Agreement;

         (c) Parent's receipt of the opinion of Jaffe, Raitt, Heuer & Weiss, P.C., counsel for Parent, dated on the Closing Date, in the form reasonably agreed to by counsel for the Companies;

         (d) The receipt by Good of an employment and non-competition agreement with Parent, in a form reasonably agreed to by and between Good and the Parent; and

         (e) The absence of any injunction, court decree or similar ruling which prohibits the consummation of the Transactions.

                                      ARTICLE 7.
                             TERMINATION AND ABANDONMENT

    7.1. METHODS OF TERMINATION.

    This Agreement may be terminated and the transactions contemplated herein may be abandoned in accordance with the following:

         (a) By mutual written consent of Parent, each of the Acquiring Subs, each of the Companies and the Shareholders;

         (b) By the Parent and each of the Acquiring Subs, if any of the conditions provided for in Article 5 have not been satisfied in all material respects or waived in writing by Parent prior to Closing; or

         (c) By the Companies and the Shareholders, if any of the conditions provided for in Article 6 have not been satisfied in all material respects or waived in writing by the Companies and Shareholders prior to Closing; and

         (d) By any party, if on November 30, 1997, the Transactions have not already closed.

    7.2. PROCEDURE UPON TERMINATION.

    In the event of termination and abandonment pursuant to Section 7.1(a), written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement (except to the extent provided in Section 9.1) will terminate, and the transactions contemplated herein will be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of Section 4.2 will continue to be applicable; and (iii) except as provided in this Section, no party will have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.

                                      ARTICLE 8.
                             SURVIVAL AND INDEMNIFICATION

    8.1. SURVIVAL.

    The representations, warranties and covenants of each of the parties hereto will survive the Closing until one (1) year after the Closing Date.

    8.2. INDEMNIFICATION BY PARENT.

    Parent and Acquiring Subs jointly and severally agree to indemnify each of the Shareholders from and against any and all loss, liability or damage suffered or incurred by them (including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, in connection with enforcing the indemnification rights of Shareholders pursuant to this Section 8.2) by reason of: (i) any untrue representation of or breach of warranty set forth in Article 3; (ii) any loss, liability or damage suffered or incurred by the Shareholders by reason of any nonfulfillment of any covenant, agreement or undertaking of Parent in this Agreement; and (iii) any claim against the Shareholders arising from activities of the Surviving Companies undertaken subsequent to the Effective Time; provided, however, that in respect of either Shareholder no such claim arises as a result of the fraud, gross negligence or willful misconduct of such Shareholder.

    8.3. INDEMNIFICATION BY SHAREHOLDERS.

    The Shareholders severally agree to indemnify Parent, each of the Acquiring Subs and their respective directors, officers, employees and agents, from and against any and all loss, liability or damage suffered or incurred by it (including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, in connection with enforcing the indemnification rights of Parent or either of the Acquiring Subs pursuant to this Section 8.3) by reason of: (i) any untrue representation of or breach of warranty set forth in Article 2; and (ii) any and all loss, liability or damage suffered or incurred by Parent or either of the Acquiring Subs by reason of any nonfulfillment of any covenant, agreement or undertaking of either of the Companies or any Shareholder in this Agreement; provided, however, that Madison shall have no indemnification obligations or liability under this Section to the extent such loss, liability, claim or damage relates to DataComm.

    8.4. LIMITATION ON INDEMNIFICATION.

    Except as provided in Section 8.5(b), the Shareholders' aggregate indemnification obligations under this Article 8 will be limited to the value of the Parent Common Stock multiplied by its trading price on the Closing Date.

    8.5. INDEMNIFICATION DE MINIMIS THRESHOLD.

         (a) Except as expressively provided otherwise herein, and subject to the provisions of Section 8.5(b), neither the Shareholders nor the Parent, as the case may be, will be entitled to indemnification under this Agreement unless the aggregate of all claims with respect to matters arising hereunder is more than One Hundred Thousand Dollars ($100,000) (the "Threshold Amount"). When the aggregate amount of all such indemnification claims hereunder equals or exceeds the Threshold Amount, the Parent or the Shareholders, as the case may be, will be entitled to full indemnification of all claims, including the One Hundred Thousand Dollars ($100,000) that amounted to the Threshold Amount. Once the aggregate amount of all indemnification claims hereunder equal or exceed the Threshold Amount, the Shareholders or the Parent, as the case may be, will be entitled to full indemnification for all claims. The parties hereto agree that the Threshold Amount is not a deductible amount, nor will the Threshold Amount will be deemed to be a definition of "material" for any purpose in this Agreement.

         (b) Notwithstanding the foregoing, in the case of any untrue representation with respect to which any party hereunder had actual knowledge or had actual knowledge of the potential or probable loss, liability or damage without disclosing such to the other party on or prior to the Closing Date, such non-disclosing party will promptly pay the other party the full indemnification claim without regard to the Threshold Amount set forth in this Section, or the overall limitation on amount as set forth in Section 8.4, and the time limitation set forth in Section 8.1 shall be extended to three (3) years.

    8.6. CLAIMS FOR INDEMNIFICATION.

    The parties intend that all indemnification claims hereunder be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim arises for indemnification hereunder the Indemnified Party will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim"), the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; and PROVIDED, HOWEVER, that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement as the claim. The Indemnified Party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within ten (10) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Section 9.12 hereof. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party (other than any such amount arising under the Employment Agreement by and between John M. Good and the Parent) by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

    8.7. SHAREHOLDER PAYMENT OF INDEMNIFICATION CLAIMS OF PARENT.

    In the discretion of each of the Shareholders, any payment on a claim made pursuant to Section 8.6, may be made in cash or shares of Parent Common Stock, with the surrender value of such shares, for purposes of satisfying any such claim, equal to the trading price of the Parent Common Stock on the Closing Date.

                                      ARTICLE 9.
                               MISCELLANEOUS PROVISIONS

    9.1. EXPENSES.

    Other than as expressly provided for in this Agreement, each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the Transactions is consummated; provided, however, that subject to review of invoices and approval by Parent, Parent shall pay the reasonable legal and accounting expenses of the Companies directly related to the Mergers, but only if the Transactions are consummated.

    9.2. AMENDMENT AND MODIFICATION.

    Subject to applicable law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

    9.3. WAIVER OF COMPLIANCE; CONSENTS.

    Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

    9.4. NO THIRD PARTY BENEFICIARIES.

    Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

    9.5. NOTICES.

    All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

         If to either of the Companies or the Shareholders:

                   To: DataComm Associates, Inc. and Midwest Telecom Associates, Inc.
                        30701 Lorain Road
                        North Olmsted, Ohio 44070
                        Attention:  John M. Good
                        Fax:  (440)  716-3410

                 With a copy to:

                        Berick, Pearlman & Mills Co., L.P.A.
                        1350 Eaton Center, 1111 Superior Avenue
                        Cleveland, Ohio 44114
                        Attention: Laura D. Nemeth, Esq.
                        Fax:  (216) 861-4929

or to such other person or address as either the Companies or the Shareholders will furnish to the other parties hereto in writing in accordance with this Section.

                 If to Parent or the Acquiring Subs:

                        To:  Eltrax Systems, Inc.
                             2000 Town Center, Suite 690
                             Southfield, MI 48075
                             Attn: Clunet R. Lewis
                             Fax:  (810) 358-2743


                      With a copy to:

                             Jaffe, Raitt, Heuer & Weiss
                             One Woodward Avenue, Suite 2400
                             Detroit, MI 48226
                             Attn: William E. Sider, Esq.
                             Fax: (313) 961-8358

or to such other person or address as either Parent or Acquiring Subs will furnish to the other parties hereto in writing in accordance with this Section.

    9.6. ASSIGNMENT.

    This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign this Agreement upon notice to the Companies and each of the Shareholders, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Parent, if Parent remains bound hereby.

    9.7. GOVERNING LAW.

    This Agreement and all legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Michigan (without regard to principles of conflict of laws that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

    9.8. COUNTERPARTS.

    This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    9.9. HEADINGS.

    The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

    9.10.     ENTIRE AGREEMENT.

    The Schedules and the Exhibits and other writings referred to in this Agreement, together with this Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". All matters disclosed by the Shareholders and the Companies in the Offering Memorandum, or any Schedule or Exhibit to this Agreement or any matters specifically disclosed in the written report issed by the Parent's auditor, Tim Amidon, shall be deemed to be disclosed in all of the Schedules and Exhibits to this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including without limitation the letter of intent dated October 20, 1997 between Parent, the Companies, and Shareholders and all amendments and extensions thereof).

    9.11.     INJUNCTIVE RELIEF.

    It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Section 4.2. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Section 4.2 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek specific enforcement of the terms thereof.

    9.12.     ARBITRATION.

    With the sole exception of the injunctive relief contemplated by Section
9.11 hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, including without limitation allege fraudulent inducement hereof, will be settled by binding arbitration in Southfield, Michigan by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose.

    9.13.     ATTORNEYS FEES.

    If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings will be entitled to costs of collection, if any, and reasonable attorneys fees incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

    9.14.     KNOWLEDGE OF THE COMPANIES AND SHAREHOLDERS.

    Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Companies and the Shareholders, such phrase will include the actual present knowledge of (i) John M. Good in respect of DataComm and (ii) either one or both of the Shareholders in respect of Midwest, assuming that in each case such Shareholders have made reasonable diligent inquiry as to the matters that are the subject of the representations and warranties.

    9.15     VENUE JURISDICTION.

    The parties agree that all actions or proceedings arising in connection with this Agreement and the instruments, agreements and documents executed pursuant to the terms of this Agreement shall be tried, litigated and arbitrated only in the courts of the United States located in the Eastern District of Michigan, the Michigan state courts, or the office of the American Arbitration Association located nearest Southfield, Michigan. Each of the Companies, the Shareholders and Parent irrevocably accept for itself or himself and in respect of its or his property, generally and unconditionally, the jurisdiction of such courts. Each of the Companies, Shareholders and Parent irrevocably consent to the service of process out of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address as set forth in this Agreement, or in the records of the Surviving Corporation, such service to become effective ten (10) days after such mailing. Nothing in this Section 9.15 shall affect the right of any party to serve process in any other manner permitted by law. Each of the Companies, the Shareholders and Parent irrevocably waive any right it or he may have to assert the doctrine of FORUM NON CONVENIENS or to object to venue to the extent any proceeding is brought in accordance with this Section 9.15.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:                                DATACOMM:

ELTRAX SYSTEMS, INC., a Minnesota      DATACOMM ASSOCIATES, INC., an Ohio
corporation                            corporation


By:                                    By:
    -------------------------------        -------------------------------
    Clunet R. Lewis, its Secretary         John M. Good, its President
    and General Counsel


ACQUIRING SUBS:                        MIDWEST:

DATACOMM ACQUIRING CORP., an Ohio      MIDWEST TELECOM ASSOCIATES, INC.,
corporation                            an Ohio corporation


By:                                    By:
    -------------------------------        -------------------------------
    Clunet R. Lewis, its President         John M. Good, its CEO


MIDWEST ACQUIRING CORP., an Ohio       SHAREHOLDERS:
corporation


By:
    -------------------------------    -------------------------------
    Clunet R. Lewis, its President     John M. Good

                                       -------------------------------
                                       Harold A. Madison


WITH RESPECT TO SECTION 4.5 ONLY:

LAUX & COMPANY, an Ohio corporation

By:
    -------------------------------
    William Laux, its President

                                EXHIBITS AND SCHEDULES


Exhibit 1.1A  Certificates of Merger - DataComm Acquiring Sub into DataComm
Exhibit 1.1B  Certificates of Merger - Midwest Acquiring Sub into Midwest
Schedule 2.1  Companies Disclosure Regarding Corporate Organization
Schedule 2.4  Companies' Disclosure Regarding Non-Contravention
Schedule 2.5  Companies' Disclosure Regarding Financials
Schedule 2.6  Companies Disclosure Regarding Accounts Receivable
Schedule 2.7  Companies Disclosure Regarding Liabilities
Schedule 2.8  Companies' Disclosure Regarding Litigation
Schedule 2.9  Companies' Disclosure Regarding Adverse Changes
Schedule 2.10 Companies' Disclosure Regarding Title to Assets
Schedule 2.11 Companies' Disclosure Regarding Taxes
Schedule 2.12 Companies' Disclosure Regarding Insurance
Schedule 2.13 Companies' Disclosure Regarding Benefit Plans
Schedule 2.14 Companies' Disclosure Regarding Contracts
Schedule 2.15 Companies' Disclosure Regarding Labor Matters
Schedule 2.16 Companies' Disclosure Regarding Intellectual Property
Schedule 2.17 Companies' Disclosure Regarding Hazardous Substances
Schedule 3.7  Miscellaneous Parent Disclosures
Exhibit 2.19  Investor Questionnaire
Exhibit 4.4   Registration Rights of Shareholders



    In accordance with Item 601(b)(2) of Regulation S-K, the exhibits and schedules described in the List of Exhibits and Schedules of this Agreement have not been filed with the Current Report on Form 8-K to which this Agreement is an exhibit. The Registrant hereby agrees to furnish supplementally copies of such exhibits and schedules to the Commission upon request.